Exhibit 99.1

Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com

LINCOLN ELECTRIC COMPLETES J.W. HARRIS CO. ACQUISITION

     CLEVELAND, Ohio, U.S.A., April 29, 2005 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has completed the acquisition of J.W. Harris Co., Inc., a privately-held brazing and soldering alloys manufacturer, for $70 million in cash and $15 million of assumed debt. The Company expects J.W. Harris to contribute $.03 to $.05 to earnings per share in the first full year of operation.
     “We are pleased to add the J.W. Harris line to Lincoln’s global product offerings and distribution,” said John M. Stropki, Chairman and Chief Executive Officer. “This acquisition provides Lincoln with both a strong complementary metals-joining technology and a leading market position in the brazing and soldering alloys market. We will carry on the J. W. Harris commitment to excellence and innovation.”
     Headquartered in Mason, Ohio, J.W. Harris Co., Inc. has 335 employees and manufacturing plants in Ohio and Rhode Island. An international distribution center is located in Spain. Annual sales are approximately $100 million.
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; the ability to maintain and grow the J.W. Harris business after the transaction without the presence of the founder; market risks and price fluctuations related to the purchase of commodities and energy; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.

-2005-